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                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT



          THIS AMENDMENT NO. 2 (this "Amendment"), dated as of August 9, 1996, to the Rights Agreement, dated as of August 25, 1994 and amended by Amendment No. 1 thereto dated November 20, 1994 (the "Rights Agreement"), between Chiron Corporation, a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

          A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section.

          B. Pursuant to the Agreement of Compromise and Settlement approved and entered on May 21, 1996 by the United States District Court for the Northern District of California Chiron Corporation (the "Corporation") has agreed to terminate, redeem or otherwise render ineffective the Rights Agreement;

          C. The Board of Directors of Chiron Corporation deems it desirable and in the best interests of the corporation and its stockholders that the Agreement be amended to change the Final Expiration Date to the Close of Business on August 23, 1996.

          In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

          1. Section 7(a)(i) of the Shareholder Rights Agreement dated August 25, 1994 is hereby amended to read as follows;
     "the Close of Business on August 23, 1996 (the "Final Expiration
     Date"),".

          2. The amendment made to the Rights Agreement in this Amendment No. 2 shall be deemed to apply retroactively as well as prospectively.

          3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

          4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.



Attest:                            CHIRON CORPORATION



By: /s/ Claudia M. Belcher        By: /s/ William G. Green
   ------------------------          ---------------------------
   Assistant Secretary               Senior Vice President and General Counsel


Attest:                            CONTINENTAL STOCK TRANSFER &
                                   TRUST COMPANY


By: /s/ Thomas Jennings            By: /s/ William F. Seegraber
   ------------------------           --------------------------
   Thomas Jennings                     William F. Seegraber
   Assistant Secretary                 Vice President